EXHIBIT 99.2

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
THREE MONTHS ENDED MARCH 31, 2005

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	97%
North Sea	2	96%
Total	7	97%

Other Jack-ups:
Gulf of Mexico	17	98%

Semi-submersible:
Gulf of Mexico	1	100%
Total	25	98%

* Number of units at March 31, 2005

Note: Only revenue-producing days are used in computing rig utilization. The revenue relating to Gorilla VII (located in the North Sea) is being recognized upon collection.